Exhibit 23.2
                                                                    ------------










The Board of Directors
Paragon Technologies, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-10181, No. 333-25555, No. 333-36397, No. 333-59226, and No. 333-65870) on
Form S-8 and No. 333-40834 on Form S-3 of Paragon Technologies, Inc. of our report dated February 28, 2003, with respect to the balance sheets of SI/BAKER, INC. as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Paragon Technologies, Inc.




                                  /S/ KPMG LLP





Philadelphia, Pennsylvania
March 27, 2003